Expense Limitation Agreement

August 28, 2014

To:

Mutual Fund Series Trust

17605 Wright Street

Omaha, NE 68130

Dear Board Members:

You have engaged us to act as the sole investment adviser to the Catalyst Funds listed on Exhibit A (each a “Fund” and together the “Funds”) pursuant to a Management Agreement dated as of July 31, 2006 (the “Agreement”) as amended.

Effective November 1, 2014, we hereby contractually agree to waive management fees and/or reimburse the Funds for expenses they incur, but only to the extent necessary to maintain each Fund’s total annual operating expenses (excluding brokerage costs; borrowing costs such as (a) interest and (b) dividends on securities sold short; taxes; underlying fund expenses; 12b-1 distribution plan expenses, and extraordinary expenses) at the percentage of average daily net assets and term as stated in Exhibit A for each Fund.

Any waiver or reimbursement by us is subject to repayment by the applicable Fund within the three fiscal years following the fiscal year in which the expenses occurred, if the Fund is able to make the repayment without exceeding its current expense limitations and the repayment is approved by the Board of Trustees.

Very truly yours, CATALYST CAPITAL ADVISORS LLC By: _/s/Jerry Szilagyi_______ ___ Jerry Szilagyi, Managing Member

The foregoing Agreement is hereby accepted.

MUTUAL FUND SERIES TRUST By: _/s/Tobias Caldwell_______ __ Name, Title: Tobias Caldwell, Trustee

Exhibit A

Fund	Percent of Net Assets	Term
Catalyst Small-Cap Insider Buying Fund Class A, C and I Shares	Class A and C Shares – 1.50 Class I Shares – 1..30	10/31/15
Catalyst Hedged Insider Buying Fund Class A, C and I Shares	Class A and C Shares – 1.50 Class I Shares – 1..30	10/31/15
Catalyst Insider Buying Fund Class A, C and I Shares	1.25	Class A and C Shares – 10/31/15 Class I Shares – 10/31/15
Catalyst Insider Long-Short Fund Class A, C and I Shares	Class A and C Shares – 1.50 Class I Shares – 1.25	10/31/15
Catalyst Hedged Futures Strategy Fund Class A, C and I Shares	2.74	10/31/15
Catalyst Event Arbitrage Fund Class A, C and I Shares	1.50	10/31/15
Catalyst/SMH High Income Fund Class A, C and I Shares	1.20	10/31/15
Catalyst/SMH Total Return Income Fund Class A, C and I Shares	1.30	10/31/15
Catalyst/Groesbeck Growth of Income Fund Class A, C and I Shares	1.30	10/31/15
Catalyst/MAP Global Total Return Income Fund Class A, C and I Shares	Class A and C Shares -1.30 Class I Shares - 1.25	10/31/15
Catalyst/MAP Global Capital Appreciation Fund Class A, C and I Shares	Class A and C Shares -1.30 Class I Shares - 1.25	10/31/15
Catalyst Dynamic Alpha Fund Class A, C and I Shares	1.10	10/31/15
Catalyst/CP World Equity Fund Class A, C and I Shares	1.10	10/31/15
Catalyst/CP Focus Large Cap Fund Class A, C and I Shares	1.10	10/31/15
Catalyst/CP Focus Mid Cap Fund Class A, C and I Shares	1.25	10/31/15
Catalyst/Lyons Tactical Allocation Fund Class A, C and I Shares	1.25	10/31/15
Catalyst/Lyons Hedged Premium Return Fund Class A, C and I Shares	1.25	10/31/15
Catalyst/Princeton Floating Rate Income Fund Class A, C and I Shares	1.20	10/31/15
Catalyst/EquityCompass Buyback Strategy Fund Class A, C and I Shares	1.25	10/31/15
Catalyst Macro Strategy Fund Class A, C and I Shares	1.70	10/31/15
Catalyst Activist Investor Fund Class A, C and I Shares	1.25	10/31/15
Catalyst Insider Income Fund Class A, C and I Shares	1.20	10/31/15
Catalyst Total Return Fund Class A, C and I Shares	1.75	10/31/15
Catalyst/Stone Beach Income Opportunity Fund Class A, C and I Shares	1.30	10/31/15
Catalyst/Groesbeck Aggressive Growth Fund Class A, C and I Shares	1.30	10/31/15
Catalyst Tactical Hedged Futures Strategy Fund Class A, C and I Shares	1.99	10/31/15
Catalyst/Princeton Hedged Income Fund Class A, C and I Shares	1.30	10/31/15